Exhibit 99.2

Renewable Energy Industrial Park Optimizing Assets for a Sustainable Future This document contains forward - looking statements within the scope of the safe harbor provisions as established by the U.S. Private Securities Litigation Reform Act of 1995. These forward - looking statements, excluding historical facts, represent the American Clean Resources Group, LLC's (the "Company") views and expectations. While the Company's management holds reasonable belief in the validity of these forward - looking statements, there can be no assurance that these expectations will prove accurate. These forward - looking statements inherently carry inherent risks and uncertainties that could result in future outcomes differing significantly from the Company's projections. Some of these potential risks and uncertainties encompass interpretations or reinterpretations of geological data, unfavorable outcomes from exploration efforts, challenges in obtaining the necessary permits for future exploration, development, or production activities, broader economic conditions affecting the industries in which the Company operates, regulatory requirements and approvals subject to uncertainty, fluctuations in mineral and commodity prices, final investment approvals, and the ability to secure financing on favorable terms, if at all. For more comprehensive insight into the factors that may deviate actual results from these forward - looking statements, please refer to the Company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10 - K for the year concluding on December 31, 2022, as well as any subsequent regulatory filings throughout 2023. The Company does not undertake any obligation to update or revise the information contained or referenced in this document reflecting its commitment to transparency and accuracy in disclosing forward - looking information. SOURCE American Clean Resources Group, LLC Shareholder Update

A Message from Our CEO – Charting a Strategic Expansion Welcome to the unveiling of our new strategic direction and the renaming of our Industrial Park to Greenway 2 Power Renewable Energy Industrial Park. This change reflects a year of diligent exploration and advice from key stakeholders, shifting our focus towards establishing data centers in Phase I while concurrently enhancing our processing facilities. This is not just a change but an expansion, leveraging our unique assets to meet the demands of the modern tech landscape. 11/6/2024 Greenway 2 Power Vision and Grounded Assets 2

Comprehensive Site Overview - Surveyor’s Certificate This slide presents a certified surveyor’s map of our property, offering a detailed view of our extensive physical assets and their strategic layout, which forms the backbone of our operational capabilities 3

Here's a clear snapshot of what we currently own and have invested in: a fully operational power substation, three wells capable of delivering up to 110 million gallons of water annually, a major fiber optic line junction, and advanced communications infrastructure via an on - site cell phone tower. These are tangible assets, ready and waiting to drive our growth. Grounded Assets: The Foundation of Our Future Cell Tower Fiber Optic 2 Water Wells Power Substation connected to California Grid 11/6/2024 Greenway 2 Power Vision and Grounded Assets 4

High - Speed Communications – American Tower Advantage Our high - speed communication capabilities, are enhanced by the onsite American Cellphone Tower. This infrastructure is critical for ensuring seamless connectivity and operations across our facilities. 11/6/2024 Greenway 2 Power Vision and Grounded Assets 5

Fiber Optic Connectivity – Nevada’s Data Highway We are strategically located along the route of the high - capacity fiber optic line running through Millers, positioning us as a prime site for high - speed data transmission https://experience.arcgis.com/experience/339765dfab624307a477b63408dd3724?views=Vie w - 4 6

Detailed here are the water rights associated with our property, showcasing the substantial water resources available that are essential for both our data centers and processing facilities. 7

Strategic advantages to our location HWY 95 Hawthorne Railway Gateway to Greenlink West Solar Energy Zone Our location is not just about the tangible assets we hold but also about the strategic advantages that position us uniquely in the market. America’s Lithium Hub 11/6/2024 Greenway 2 Power Vision and Grounded Assets 8

Access to Major Transportation Networks Our site’s proximity and access to Highway 95 and the Hawthorne freight railway enhance our logistical capabilities, allowing for efficient material transport and supply chain optimizations. Our Property (Millers) 11/6/2024 Greenway 2 Power Vision and Grounded Assets 9

Strategic Advantage: Gateway to Greenlink West Our existing power substation, which stands ready for integration with the Greenlink West Grid is vital for ensuring robust, renewable energy distribution across our operations. Greenlink is an important project that will allow NV Energy to meet future energy demands, leading to economic growth and job stability, and is essential to helping Nevada achieve its de - carbonization goals and increased renewable portfolio standard, moving Nevada closer to a future powered by 100% renewable energy and reducing our carbon footprint. https://www.nvenergy.com/cleanenergy/greenlink Our Property (Millers) 11/6/2024 Greenway 2 Power Vision and Grounded Assets 10

Strategic Advantage: Proximity to the 16,000 - acre Solar Energy Zone Our property is uniquely positioned adjacent to the Solar Energy Zone, enhancing our ability to tap into renewable energy sources directly, crucial for sustainable industrial activities and reducing carbon footprints. Our Property (Millers) 11/6/2024 Greenway 2 Power Vision and Grounded Assets 11

Strategic Advantage: SEZ Policy Framework – Administrative Action Exhibit Key language and policy underpinnings from the administrative actions related to the Solar Energy Zone designation 12 The Energy Policy Act of 2005, was enacted as Public Law No: 10G - 58 This comprehensive legislation outlines various energy policies, including measures to increase energy production and transmission, improve energy efficiency, and expand the use of renewable energy sources. The process of identifying specific zones fell under the purview of the Bureau of Land Management (BLM) after the enactment of the legislation. The BLM, through subsequent planning and assessments, designates specific areas as SEZs based on criteria such as solar potential, environmental considerations, and other relevant factors. The 2012 Western Solar Plan identified 17 solar energy zones (SEZs) on about 285,000 acres [1,553 km2] of Bureau of Land Management (BLM) - administered lands. These SEZs are identified as Designated Leasing Areas (DLAs) in BLM's leasing regulations (43 CFR 2800). The 2012 Western Solar Plan defined the Area adjacent to our property as a SEZ.

Strategic Advantage: Embracing Our Proximity to America’s Lithium Hub With our strategic assets and proximity to lithium - rich regions, our site is optimally positioned to support a future lithium processing hub. This initiative ties directly into our broader asset optimization and sustainability goals, making ACRG a pivotal player in America’s energy transition 11/6/2024 Greenway 2 Power Vision and Grounded Assets 13

14 www.acrgincorp.com